EXHIBIT 107

CALCULATION OF FILING FEE

Form S-8

(Form Type)

Range Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

R

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457 (c) and (h)	2,500,000	$28.01	$70,025,000	$.0000927	$6,491.32
Total Offering Amounts					$70,025,000		$6,491.32
Total Fee Offsets							-
Net Fee Due							$6,491.32

(1)
Represents shares issuable pursuant to the Range Resources Corporation Amended and Restated 2019 Equity-Based Compensation Plan.

(2)
The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high ($28.54) and low ($27.47) sale prices of shares of the Common Stock on the New York Stock Exchange on July 19, 2022.